Exhibit 10jj
MEMORANDUM AGREEMENT
January 26, 2006

To:	C.R. Palmer, Chairman Emeritus

From:	Board of Directors of Rowan Companies, Inc. (“Board”)

Re:	Duties and Compensation
          This agreement supersedes the Memorandum Agreement dated April 22, 2004 and is effective from April 28, 2006 through April 27, 2011.
Industry Affairs: You may, at your option, continue your involvement with the American Bureau of Shipping and the National Petroleum Council. The Company will reimburse you for reasonable out-of-pocket costs with respect to service on those organizations, including travel expenses, lodging and any fees or dues to those two organizations.
The Board understands that you may, at your option, desire to continue your involvement as a member of the American Petroleum Institute, the International Association of Drilling Contractors and the National Ocean Industries Association. Such involvement shall be in your individual capacity, and not as a representative of Rowan. You will be responsible for dues and expenses for those or any other organization
Compensation and Benefits:
1. The Company will furnish you with a secretary (who may be an employee of Rowan). You are to reimburse Rowan an amount equal to sixty percent of such secretary’s salary, to be paid quarterly in arrears.
2. The Company relinquishes all right, title and interest to you in your current office furnishings and equipment. All expenses relating to the office lease and office operations will be for your account except as provided above.
3. You will have use of the Rowan Pilatus aircraft on an “if available” basis up to 20 flight hours per year. You agree to reimburse Rowan for such use at the higher of (i) the estimated variable costs of using such aircraft (approximately 1.25 x fuel costs) or (ii) such other amount as is required by the Internal Revenue Service.
4. You may contact Rowan personnel to make arrangements to assist you with personal matters provided that: (i) any such services are performed outside of Rowan’s normal business hours, (ii) you and the individual mutually agree on acceptable compensation for the services and (iii) such services do not conflict with Rowan interests.
5. On a limited basis, you will be available, if requested, to provide advice and counsel to the CEO.

/S/ R. G. Croyle
On behalf of the Board

/s/ C.R. Palmer
C.R. Palmer